Exhibit 23.1
Yu and Associates CPA Corporation (member of GC Alliance Group)

Certified Public Accountants, Management Consultants

Director, Consultant:	Manager:	Member:	Registered:
K.K.Yu MBA., CPA.	Aswin Indradjaja	American Institute of CPAs	Public Company Accounting
Frank T. Murphy CPA.	Debbie Wang MBA.	California Society of CPAs	Oversight Board
	Ava Yim CPA.	Center For Audit Quality
Roy Yun CPA.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in the registration statement on Form 8-K of Home System Group to be filed with the Securities and Exchange Commission on or about September 30, 2008, of our report dated May 5, 2008 on our audit of the financial statements of Zhongshan Weihe Electrical Appliances Co., Ltd. for the year ended December 31, 2007.

Arcadia, California
September 30, 2008

411 E. Huntington Drive, Suite 308, Arcadia, CA 91006
Phone: (626) 446-4000  ·  Fax: (626) 446-4002  ·  E-mail: info@yucpausa.com  ·  Web-site: www.yucpausa.com